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                                                                      Exhibit 11

                             U.S. HEALTHCARE, INC.
       COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                 (amounts in thousands except per share data)
                                  (unaudited)

                                                                     Three months ended                     Six months ended
                                                                          June 30                                June 30
                                                                 -----------------------                ------------------------
                                                                   1995           1994                     1995           1994
                                                                 --------       --------                --------       ---------

Net income                                                      $ 93,056        $ 93,268                $187,608       $ 182,607
                                                                ========        ========                ========       =========

Weighted average number of common shares:
  Shares outstanding at beginning of period                      145,652         147,033                 145,486         146,718
  Effect of exercise of stock options                                 57              35                     122             142
  Restricted stock awarded                                            34             116                      51             194
  Restricted stock canceled                                           (4)              -                      (2)              -
  Conversion of Class B stock to common stock                          -               -                       -               4
  Purchase of treasury shares                                     (2,734)         (1,725)                 (1,367)           (863)

Weighted average number of common equivalent shares:
  Additional equivalent shares issuable from
   assumed exercise of stock options                                 526           1,053                     808           1,112
  Additional equivalent shares issuable from
   conversion of Class B stock                                    14,537          15,053                  14,537          15,053
                                                                 -------         -------                 -------         -------

Weighted average number of common and common equivalent
 shares outstanding - primary basis                              158,068         161,565                 159,635         162,360

Incremental additional equivalent shares issuable
 from application of fully diluted computation                        12              21                      25              31
                                                                 -------         -------                 -------         -------

Weighted average number of common and common equivalent
 shares outstanding - fully diluted basis                        158,080         161,586                 159,660         162,391
                                                                 =======         =======                 =======         =======

Net income per common and common equivalent
 share - primary and fully diluted                                  $.59            $.58                   $1.18           $1.12
                                                                    ====            ====                   =====           =====


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